Exhibit 10.1

ZERO GRAVITY SOLUTIONS, INC.

AMENDMENT NO. 1 TO PROMISSORY NOTE

This Amendment No. 1 to the Promissory Note (the “Amendment”) is entered into as of July 19, 2016 by and between Michael T. Smith ("Payee") and Zero Gravity Solutions, Inc. (the "Maker").

WHEREAS, the Maker previously issued to Payee a Promissory Note, dated July 16, 2015 (the “Note”), pursuant to which Maker agreed to pay Payee the full principal amount of the Note of $500,000, together with any accrued but unpaid interest thereon, on or before by July 16, 2016. All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Note;

WHEREAS, as of the date of this Amendment, the full principal amount of the Note of $500,000 remains outstanding; and

WHEREAS, Payee and Maker have agreed that it is in the interest of both parties to (i) extend the maturity date of the Note to July 16, 2017, and (ii) permit the conversion of the outstanding principal and any accrued but unpaid interest under the Note into the shares of the Maker’s common stock at the election of Payee.

NOW, THEREFORE, for consideration of the premises and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Section 2 of the Note is amended and restated in its entirety to read as follows:

2. Payments. All unpaid principal and any accrued but unpaid interest thereon and all other amounts payable hereunder shall be due and payable on July 16, 2017.

2.	The Note is amended to permit the conversion of the Note into the Maker’s common stock in accordance with the following terms:

a. Voluntary Conversion. At any time on or before July 16, 2017, all outstanding amounts due under the Note shall be convertible, at the option of Payee, in whole or in part, into shares of Maker’s common stock (the “Conversion Shares”) at a conversion price equal to $1.25 per share (the “Conversion Price”). Partial conversions hereunder shall have the effect of lowering the outstanding principal of this Note and any accrued interest thereon in an amount equal to the amount converted.

b. Notice of Conversion/Conversion Procedure. In order to convert the Note into the Conversion Shares, Payee must deliver a dated and signed notice of conversion (the “Notice of Conversion”), a copy of which is attached hereto as Exhibit A, stating its intention to convert the stated amount of this Note into the Conversion Shares. Maker shall use its reasonable best efforts to issue or cause its transfer agent to issue the Conversion Shares to Payee. Maker shall bear the cost associated with the issuance of the Conversion Shares. Such Conversion Shares shall be issued with a restrictive legend indicating that the Conversion Shares were issued in a transaction which is exempt from registration under the Act, and that the Conversion Shares cannot be transferred unless they are so registered, or an exemption from registration is available, in the opinion of counsel to Maker. The Conversion Shares shall be issued in the same name as the person who is Payee unless, in the opinion of counsel to Maker, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificates of Conversion Shares are so registered shall be treated as a shareholder of Maker on the date such Conversion Shares are so issued.

c. Conversion Schedule. Payee and Maker shall each maintain the Conversion Schedule attached hereto as Schedule 1 showing the principal amount(s) and interest converted and the date of such conversion(s), a copy of which shall be certified by Maker and provided to Payee after each conversion which occurs. Payee may deliver an objection to any Conversion Schedule within two (2) Business Days of delivery of such Conversion Schedule. In the event of any dispute or discrepancy, the records of Maker shall be controlling and determinative in the absence of manifest error. Notwithstanding any provision in the Note to the contrary, Maker will not be required to effect any conversion of this Note to the extent any such conversion would result in Maker effecting aggregate conversions of principal and accrued interest on the Note in an amount greater than the then outstanding and unpaid balance of the principal and accrued interest of the Note.

3.	Effectiveness of Amendment. This Amendment, once executed, shall be effective as of July 16, 2016. Except as expressly amended by this Amendment, the Note shall be and remain in full force and effect and this Amendment shall become a part of the Note. To the extent that there is any inconsistency between the provisions of the Note and this Amendment, the provisions of this Amendment shall control and be binding.

4.	Choice of Law. This Amendment shall be construed in accordance with and governed by the laws of the state of Florida without regard to the choice of law rules of the state of Florida.

5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same instrument.

Agreed and Accepted, and duly authorized to sign, on this 19th day of July, 2016

By Payee:	/s/ Michael T. Smith
Michael T. Smith

By Maker:	/s/ Timothy Peach
Timothy Peach
Chief Financial Officer
Zero Gravity Solutions, Inc.

EXHIBIT A

NOTICE OF CONVERSION

(To Be Signed Only Upon Conversion of the Promissory Note)

The undersigned, the holder of the foregoing Promissory Note, hereby surrenders for conversion into shares of Common Stock of Zero Gravity Solutions, Inc. (the “Company”) to the extent of $ _______________ unpaid principal and interest of such Promissory Note, and requests that the certificates for such shares be issued in the name of, and delivered to Michael T. Smith whose address is ______________________________________.

Calculation:

Principal Amount of Note to be Converted

+ Unpaid and Accrued Interest on Principal Amount of Note to be Converted

= Total Amount to Be Converted

÷ Conversion Price	$ 1.25

= Number of Shares of the Company’s Common Stock to be Issued

Dated: ________

Michael T. Smith

(Address)

SCHEDULE 1

PROMISSORY NOTE CONVERSION SCHEDULE

This Promissory Note is issued by Zero Gravity Solutions, Inc., a Nevada corporation. This Conversion Schedule reflects the periodic redemption and/or conversion of principal amount and interest made pursuant to the above referenced Promissory Note. This Schedule shall be amended from time to time by the Company upon the periodic redemption and/or conversion of principal and a copy hereof delivered to Payee.

Dated:

Date of Redemption or Conversion	Amount of Redemption or Conversion	Aggregate Principal Amount Outstanding Subsequent to Redemption or Conversion	Company Attest (Signature of Officer)